Exhibit 99.1

LIFECORE RENEWS SUPPLY AGREEMENT WITH ALCON, INC.

CHASKA, MN. December 28, 2004 – LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has renewed its supply agreement with Alcon, Inc. (NYSE: ACL), a global eye care company with principal U.S. operations in Fort Worth, Texas. Lifecore supplies hyaluronan to Alcon, the market leader in ophthalmic products, for use in Viscoat® Ophthalmic Viscoelastic Solution, an aid in anterior segment surgical procedures including cataract extraction and intraocular lens (IOL) implantation. The new agreement extends through December 2008 and retains minimum purchase commitments and other features of the previous agreement.

“Renewal of the agreement continues Lifecore’s 20 year relationship with our largest customer and a leader in the ophthalmic market,” said Lifecore President and CEO, Dennis J. Allingham. “We are pleased that the renewal term has increased to four years from the customary two years. The strategic value of this agreement serves as a basis to solidify the projected growth in our Hyaluronan Division.”

About Lifecore Biomedical
Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the ophthalmic, orthopedic, veterinary and gynecologic surgical fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 25 distributors in 35 countries.

Forward Looking Statements
Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including references regarding the strategic value of the agreement and statements related to the growth of the hyaluronan business. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, including continued sales by Alcon of its Viscoat product; actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission, including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2004.

Additional general corporate information is available on the internet at http://www.lifecore.com.
Contact 952-368-4300

Dennis J. Allingham, Chief Executive Officer and President, 952-368-4300
David M. Noel, Chief Financial Officer and Vice President of Finance, 952-368-6207
Larry D. Hiebert, Vice President of Operations, 952-368-6308

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